EXHIBIT 99.1

[LOGO] Mellon

News Release

MEDIA:	ANALYSTS:	Corporate Affairs
Ken Herz (412) 234-0850 Ron Sommer (412) 236-0082	Don MacLeod (412) 234-5601 Andy Clark (412) 234-4633	One Mellon Center Pittsburgh, PA 15258-0001

FOR IMMEDIATE RELEASE

MELLON REPORTS THIRD QUARTER 2001 RESULTS
—  Core business sectors earnings per share contribution increased 9% —

PITTSBURGH, Oct. 16, 2001—Mellon Financial Corporation (NYSE: MEL) today announced third quarter 2001 income from continuing operations of $178 million, or 38 cents per share, compared with $195 million or 40 cents per share reported in the third quarter of 2000. Results in the third quarter of 2001 reflect the weakness in the equity markets and the economy during the quarter that was further intensified by the events of Sept. 11, 2001. Continuing operations returned 20.6 percent on equity and 2.02 percent on assets in the third quarter of 2001 compared with 20.0 percent and 2.55 percent, respectively, in the third quarter of 2000. Core business sectors’ contribution to earnings per share, which excludes the revenues and expenses from discontinued operations, and other non-core activity from both periods, increased 9 percent in the third quarter 2001 over third quarter 2000.

As previously announced on July 17, 2001, the Corporation reached an agreement to sell its mid-Atlantic region consumer, small business and certain middle market banking operations to Citizens Financial Group, Inc. As a result of this agreement and other divestitures completed in the second quarter of 2001, the Corporation is reporting the financial results of these and certain other businesses using the discontinued operations method of accounting. In accordance with generally accepted accounting principles, earnings and net assets or liabilities of these businesses are shown separately in the income statement and balance sheet, respectively, for all periods presented. Accordingly, all information in this earnings release, including all supplemental information, reflects continuing operations, unless otherwise noted.

	Quarter ended		Nine months ended
Financial Highlights
(dollar amounts in millions, except per share	Sept. 30,	Sept. 30,	Sept. 30,		Sept. 30,
amounts; returns are annualized)	2001	2000	2001		2000

Operating results – continuing operations:
Diluted earnings per share	$.38	$.40	$1.19	(a)	$1.17
Income from continuing operations	$178	$195	$570	(a)	$580
Return on equity	20.6%	20.0%	20.5%	(a)	20.1%
Return on assets	2.02%	2.55%	2.33%	(a)	2.50%

Net income:
Diluted earnings per share	$.40	$.51	$1.06		$1.51
Net income	$192	$252	$511		$752
Return on equity	22.2%	25.8%	18.4%		26.0%
Return on assets	1.68%	2.18%	1.47%		2.15%

Mellon Reports Earnings
Oct. 16, 2001

	Quarter ended		Nine months ended
Financial Highlights
(dollar amounts in millions, except per share	Sept. 30,	Sept. 30,	Sept. 30,		Sept. 30,
amounts; returns are annualized)	2001	2000	2001		2000

Operating results – continuing operations excluding
goodwill amortization (b):
Diluted earnings per share	$.42	$.43	$1.30	(a)	$1.27
Income from continuing operations	$197	$213	$625	(a)	$632
Return on equity	22.7%	21.8%	22.4%	(a)	21.9%
Return on assets	2.23%	2.77%	2.56%	(a)	2.73%

Fee revenue as a percentage of net interest and fee
revenue (FTE)	83%	83%	84%	(c)	84%
Trust and investment fee revenue as a percentage of net
interest and fee revenue (FTE)	68%	64%	67%	(c)	64%
Efficiency ratio excluding amortization of goodwill	66%	62%	65%	(c)	62%

S&P 500 Index at period end	1,041	1,437

(a)	Results from continuing operations for the first nine months of 2001 exclude a $91 million, or 19 cents per share, after-tax charge for the fair value adjustment of investments in the venture capital portfolio, recorded in the second quarter of 2001.
(b)	Excludes the after-tax impact of the amortization of goodwill from purchase acquisitions. See page 15 for further discussion of these amounts and ratios
(c)	Ratios for the first nine months of 2001 exclude the $140 million pre-tax venture capital fair value adjustment, recorded in the second quarter of 2001

“Having increased retail account deposits by approximately $1 billion since the announcement of our agreement with Citizens, we’re on track for a successful completion of that transaction. And the nine-percent increase in earnings contribution from our core business sectors over the same period a year ago despite extremely challenging external conditions clearly demonstrates that our strategic vision is sound and achievable,” said Martin G. McGuinn, Mellon chairman and chief executive officer.

The Corporation also declared a quarterly common stock dividend of 12 cents per share. This cash dividend is payable on Nov. 15, 2001, to shareholders of record at the close of business on Oct. 31, 2001. The Corporation previously announced on July 17, 2001, that it was realigning its dividend to be consistent with other growth companies in the financial services industry. This will enable the Corporation to re-deploy additional capital to continue to invest in its fee businesses, including acquisitions, and to repurchase shares. The lower dividend will result in additional annual capital for reinvestment of approximately $225 million.

Third Quarter 2001 Financial Data – Continuing Operations:

•	Core business sectors’ contribution to earnings per share increased 9 percent over the third quarter of 2000, resulting from good performance in the Private Client Services, and the Processing and Corporate Services sectors.

•	Return on equity totaled 20.6 percent compared with 20.0 percent in the third quarter of 2000. Return on assets was 2.02 percent compared with 2.55 percent in the third quarter of 2000.

•	Fee revenue totaled 83 percent of net interest and fee revenue in the third quarter of 2001, unchanged from the third quarter of 2000. Trust and investment fee revenue totaled 68 percent of net interest and fee revenue in the third quarter of 2001, compared with 64 percent in the third quarter of 2000.

Mellon Reports Earnings
Oct. 16, 2001

•	Fee revenue decreased 5 percent compared to the prior-year period excluding the impact of acquisitions, reflecting the weakness in the equity markets. Trust and investment fee revenue was down only 1 percent as business growth primarily offset the impact of a capital markets slowdown.

•	Assets under management totaled $547 billion, compared with $546 billion at June 30, 2001, with assets under management, administration or custody totaling more than $2.6 trillion at Sept. 30, 2001. The July 2001 acquisition of Standish Mellon Asset Management added $41 billion to managed assets in the third quarter of 2001. Assets managed by subsidiaries and affiliates outside the United States totaled $67 billion at Sept. 30, 2001. The equity markets at Sept. 30, 2001, as measured by the Standard and Poor’s 500 Index, decreased 15 percent compared with June 30, 2001.

•	Operating expense was essentially unchanged in the third quarter of 2001 compared with the third quarter of 2000, excluding the impact of acquisitions.

•	Nonperforming assets totaled $126 million, or 1.23 percent of total loans and net acquired property at Sept. 30, 2001, compared with $128 million, or 1.28 percent of total loans and net acquired property at June 30, 2001.

•	The Corporation repurchased approximately 3.4 million common shares during the quarter, bringing year-to-date repurchases to approximately 23.4 million shares. Since Jan. 1, 1999, the Corporation’s common shares outstanding have been reduced by 56.0 million shares, or 10.7 percent, net of reissuances, due to stock repurchases totaling approximately $2.8 billion, at an average share price of $38.12 per share. In addition, during the third quarter of 2001 the Corporation entered into forward stock repurchase contracts for 9.8 million shares of its common stock totaling $342 million, at an average share price of $34.76 per share. These contracts will settle, and the Corporation will acquire the shares, no later than Jan. 2002. At Sept. 30, 2001, after considering the shares repurchased and those committed to be repurchased, an additional 10.4 million shares were available for repurchase under the current program. During the third quarter of 2001, the board of directors also authorized the repurchase of the number of common shares that will be issued in connection with the acquisition of Eagle Investment Systems, expected to close in the fourth quarter of 2001.

Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world’s leading providers of asset management, trust, custody, benefits consulting and administration, shareholder services and cash management, and offers a comprehensive array of financial services for affluent individuals and corporations. Mellon has more than $2.6 trillion in assets under management, administration or custody, including $547 billion under management. Its asset management companies include The Dreyfus Corporation and Newton Investment Management Limited (U.K.).

Pre-recorded comments from Steven G. Elliott, senior vice chairman and chief financial officer, regarding third quarter 2001 earnings and Mellon’s outlook for the fourth quarter of 2001 and full year 2002 are available by calling (412) 236-5385 beginning at approximately 1:30 p.m. EDT on Tuesday, Oct. 16, 2001, through 5 p.m. EDT on Tuesday, Oct. 23, 2001. These comments may include additional forward-looking or other material information. Mr. Elliott’s pre-recorded commentary, plus a related series of graphics, also will be available at our Web site (www.mellon.com) during the same period.

Note: Detailed supplemental financial information follows.

Mellon Reports Earnings
Oct. 16, 2001

Discontinued Operations

The results of regional consumer banking, small business banking, middle market banking, jumbo and other consumer mortgages, as well as the Mellon Leasing Corporation businesses that served mid-to-large corporations and vendors of small ticket equipment, and Mellon Business Credit, which were sold in June 2001, are reflected as discontinued operations throughout the Corporation’s financial statements. In accordance with generally accepted accounting principles, earnings and net assets or liabilities of these businesses are shown separately in the income statement and balance sheet, respectively, for all periods presented. The discussion and financial information in this earnings release, including all supplemental information, reflects continuing operations, unless otherwise noted.

Business Sectors

The presentation of the Corporation’s core business sectors’ results is consistent with its emphasis on high growth, fee-based businesses. The core business sectors are classified as either Asset Management or Processing and Corporate Services sectors.

Summary	% of Core Sector Revenue		% of Core Sector Income Before Taxes		% of Core Sector Revenue		% of Core Sector Income Before Taxes
	3Q01	3Q00	3Q01	3Q00	YTD01	YTD00	YTD01	YTD00

Asset Management	43%	47%	48%	53%	42%	47%	47%	53%
Processing and Corporate
Services	57%	53%	52%	47%	58%	53%	53%	47%

Total Core Business Sectors	100%	100%	100%	100%	100%	100%	100%	100%

Contribution To Earnings Per Share From Total Core Business Sectors
(in millions, except per share amounts)	3Q01	3Q00	Growth	YTD01	YTD00	Growth

Net Income	$178	$175	2%	$ 546	$ 513	6%
Contribution to EPS	$ .38	$ .35	9%	$1.14	$1.03	11%
Contribution to EPS – excluding goodwill amortization	$ .41	$ .39	5%	$1.24	$1.13	10%

Contribution To Earnings Per Share From Total Core Business Sectors – Five-Quarter Trend
(in millions, except per share amounts)	3Q01	2Q01	1Q01	4Q00	3Q00

Net Income	$178	$188	$180	$176	$175
Contribution to EPS	$ .38	$ .39	$ .37	$ .36	$ .35
Contribution to EPS – excluding goodwill amortization	$ .41	$ .43	$ .40	$ .39	$ .39

Mellon Reports Earnings
Oct. 16, 2001

(dollar amounts in millions, presented on a FTE basis)	Third Quarter 2001				Third Quarter 2000
Sector	Total Revenue	Income Before Taxes	Return on Common Equity	Total Revenue	Income Before Taxes	Return on Common Equity

Asset Management:
Private Client Services	$126	$61	66%	$114	$ 49	50%
Global Investment Management	271	79	29	278	105	44

Total Asset Management Sectors	397	140	39	392	154	45

Processing and Corporate Services:
Global Investment Services	326	69	27	268	64	31
Global Cash Management	112	39	67	95	29	50
Relationship Lending	78	43	17	87	41	12

Total Processing and Corporate
Services Sectors	516	151	27	450	134	23

Total Core Business Sectors	$913	$291	32%	$842	$288	31%

(dollar amounts in millions, presented on a FTE basis)	First Nine Months 2001				First Nine Months 2000
Sector	Total Revenue	Income Before Taxes	Return on Common Equity	Total Revenue	Income Before Taxes	Return on Common Equity

Asset Management:
Private Client Services	$ 366	$170	62%	$329	$141	51%
Global Investment Management	789	250	32	828	298	43

Total Asset Management Sectors	1,155	420	40	1,157	439	45

Processing and Corporate Services:
Global Investment Services	1,023	243	33	802	198	34
Global Cash Management	317	99	53	276	81	50
Relationship Lending	240	125	15	243	117	12

Total Processing and Corporate
Services Sectors	1,580	467	26	1,321	396	23

Total Core Business Sectors	$2,735	$887	31%	$2,478	$835	31%

Mellon Reports Earnings
Oct. 16, 2001

Asset Management

3Q 2001 vs. 3Q 2000	Total Revenue	Operating Expense	Income Before
	Growth	Growth	Taxes Growth

Private Client Services	11%	1%	23%
Global Investment Management	(2)%	12%	(24)%

Total Asset Management	2%	9%	(9)%

YTD 2001 vs. YTD 2000	Total Revenue	Operating Expense	Income Before
	Growth	Growth	Taxes Growth

Private Client Services	11%	5%	20%
Global Investment Management	(5)%	2%	(16)%

Total Asset Management	—%	2%	(4)%

The Asset Management sectors’ results reflect the continued weakness in the equity markets, as represented by the Standard and Poor’s 500 Index, which was down 27.5% at Sept. 30, 2001 compared with Sept. 30, 2000, partially offset by a stronger fixed income market as represented by the Lehman Brothers Long-Term Government Bond Index, which is up 14.3% over the same period. The Private Client Services sector continued to show good revenue and income before taxes growth for the third quarter and first nine months of 2001, primarily resulting from higher net interest revenue and effective expense management. The results of the Global Investment Management sector were impacted by the July 2001 Standish Mellon Asset Management acquisition Excluding the impact of the acquisition, revenue decreased 7% and 6% respectively, for the third quarter and first nine months of 2001, while expenses increased 4% for the third quarter and decreased 1% for the first nine months of 2001. The lower revenue levels reflected the equity market conditions in 2001.

Processing and Corporate Services

3Q 2001 vs. 3Q 2000	Total Revenue	Operating Expense	Income Before
	Growth	Growth	Taxes Growth

Global Investment Services	21%	25%	10%
Global Cash Management	17%	5%	45%
Relationship Lending	(5)%	(9)%	8%

Total Processing and Corporate Services	15%	16%	17%

YTD 2001 vs. YTD 2000	Total Revenue	Operating Expense	Income Before
	Growth	Growth	Taxes Growth

Global Investment Services	28%	29%	23%
Global Cash Management	15%	12%	22%
Relationship Lending	(1)%	(1)%	7%

Total Processing and Corporate Services	20%	22%	18%

Mellon Reports Earnings
Oct. 16, 2001

Processing and Corporate Services revenue increased 15% and 20%, respectively, for the third quarter and first nine months of 2001, while income before taxes increased 17% and 18% for the same periods. The results of the Global Investment Services sector were favorably impacted by the December 2000 acquisition of the remaining 50% interest in Mellon Investor Services. Excluding the impact of the acquisition, revenue for this sector increased 4% and 9%, respectively, for the third quarter and first nine months of 2001, while operating expenses increased 5% and 6%, respectively, for the third quarter and for the first nine months of 2001. The Global Cash Management sector reported excellent growth in revenue and income before taxes from new business and higher volumes from existing customers. The results of the Relationship Lending sector reflected lower fee revenue offset by lower operating expenses compared with the prior periods.

Noninterest Revenue

	Quarter ended		Nine months ended

(dollar amounts in millions,	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
unless otherwise noted)	2001	2000	2001	2000

Trust and investment fee revenue:
Investment management fee revenue:
Managed mutual funds	$182	$173	$520		$499
Institutional	83	75	240		223
Private clients	80	78	241		231

Total investment management fee revenue	345	326	1,001		953
Administration and custody fee revenue	188	150	602		496
Benefits consulting	70	66	205		185
Brokerage fees	7	11	30		45

Total trust and investment fee revenue	610	553	1,838		1,679
Cash management revenue	62	53	176		150
Foreign currency and securities trading revenue	39	42	141		135
Financing-related revenue	40	37	117		104
Equity investment revenue	(20)	20	(157)		73
Other	10	7	30		29

Total fee and other revenue	741	712	2,145		2,170
Gains on sales of securities	—	—	—		—

Total noninterest revenue	$741	$712	$2,145		$2,170

Fee revenue as a percentage of net interest and
fee revenue (FTE)	83%	83%	84%	(a)	84%
Trust and investment fee revenue as a percentage of
net interest and fee revenue (FTE)	68%	64%	67%	(a)	64%

Assets under management at period end (in billions)	$547	$540
Assets under administration or custody at period
end (in billions)	$2,077	$2,298

S&P 500 Index at period end	1,041	1,437

(a) Excludes the second quarter 2001 $140 million pre-tax impact of the fair value adjustment of venture capital investments.
Note: For analytical purposes, the term “fee revenue,” as utilized throughout this earnings release, is defined as total noninterest revenue less gains on the sales of securities.

Mellon Reports Earnings
Oct. 16, 2001

Fee revenue

Fee revenue of $741 million in the third quarter of 2001 when compared with the third quarter of 2000 was impacted by the December 2000 acquisition of the remaining 50% interest in Mellon Investor Services and the July 2001 acquisition of Standish Mellon Asset Management. Excluding the impact of acquisitions, fee revenue decreased 5% in the third quarter of 2001, compared with the third quarter of 2000, reflecting the weakness in the equity markets. Trust and investment fee revenue excluding the effect of acquisitions was down only 1% in the third quarter of 2001 compared with the third quarter of 2000, despite the 27.5% drop in the equity markets as represented by the Standard and Poor’s 500 Index.

	3rd Qtr. 2001	Nine Mo. 2001
	over	over
Fee revenue growth (a)	3rd Qtr. 2000	Nine Mo. 2000

Trust and investment fee revenue growth	(1)%	2%

Total fee revenue growth (b)	(5)%	(1)%
– excluding equity investment revenue	1%	3%

S&P 500 Index at period end	1,041	1,437

(a)	Excludes the effect of acquisitions and the May 2000 expiration of the long-term mutual fund administration contract with a third party.
(b)	Also excludes the second quarter 2001 $140 million pre-tax fair value adjustment of venture capital investments.

Investment management fee revenue

Investment management fee revenue increased $19 million, or 6%, in the third quarter of 2001, compared with the third quarter of 2000, and increased $48 million, or 5%, in the first nine months of 2001, compared with the first nine months of 2000. The increase in the third quarter of 2001 compared to the third quarter of 2000 primarily resulted from increased investment management fee revenue relating to fixed-income and money market mutual funds as well as the Standish Mellon acquisition. Excluding the effect of this acquisition, investment management fee revenue increased 2% as the positive effect of new business offset the effect of the weakened equity markets.

Mutual fund management fees are based upon the daily average net assets of each fund. The average assets of proprietary mutual funds managed in the third quarter of 2001 were $164 billion, up $22 billion, or 15%, from $142 billion in the third quarter of 2000. The increase primarily resulted from increases in average net assets of institutional taxable money market funds, offset in part by lower average net assets of equity funds. Proprietary equity funds averaged $47 billion in the third quarter of 2001, a decrease of $12 billion, or 20%, compared with $59 billion in the third quarter of 2000.

As shown in the table on the following page, the market value of assets under management was $547 billion at Sept. 30, 2001, a $1 billion increase from $546 billion at June 30, 2001, and a $7 billion increase from $540 billion at Sept. 30, 2000. The increase compared with the prior periods was due to the Standish Mellon acquisition, which added $41 billion to managed assets, offsetting the effect of weakness in equity markets in 2001. The equity markets at Sept. 30, 2001, as measured by the Standard and Poor’s 500 Index, decreased

Mellon Reports Earnings
Oct. 16, 2001

15.0% compared with June 30, 2001, and decreased 27.5% compared with Sept. 30, 2000, while a key bond market benchmark, the Lehman Brothers Long-Term Government Bond Index, increased 6.6% at Sept. 30, 2001, compared to June 30, 2001, and increased 14.3% compared to Sept. 30, 2000.

Market value of assets under management, administration or custody at period end
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,
(in billions)	2001	2001	2001	2000	2000

Mutual funds managed:
Equity funds	$43	$51	$47	$54	$60
Money market funds	93	92	81	68	64
Bond and fixed-income funds	27	22	22	21	21
Nonproprietary	22	25	23	31	32

Total mutual funds managed	185	190	173	174	177
Institutional (a)	316	306	298	302	309
Private clients	46	50	49	54	54

Total market value of assets
under management	$547	$546	$520	$530	$540
Market value of assets under
administration or custody (b)(c)	$2,077	$2,295	$2,251	$2,267	$2,298

Total market value of assets under
management, administration or custody	$2,624	$2,841	$2,771	$2,797	$2,838

S&P 500 Index at period end	1,041	1,224	1,160	1,320	1,437

(a)	Includes assets managed at Pareto Partners of $28 billion at Sept. 30, 2001, $29 billion at June 30, 2001, $28 billion at March 31, 2001, $29 billion at Dec. 31, 2000, and $29 billion at Sept. 30, 2000. The Corporation has a 30% equity interest in Pareto Partners.

(b)	Includes $276 billion of assets at Sept. 30, 2001; $299 billion of assets at June 30, 2001; $300 billion of assets at March 31, 2001; $323 billion of assets at Dec. 31, 2000; and $330 billion of assets at Sept. 30, 2000, administered by CIBC Mellon Global Securities Services, a joint venture between the Corporation and the Canadian Imperial Bank of Commerce.

(c)	Assets administered by the Corporation under ABN AMRO Mellon, a strategic alliance of the Corporation and ABN AMRO, included in the table above, were $118 billion at Sept. 30, 2001; $123 billion at June 30, 2001; $103 billion at March 31, 2001; $95 billion at Dec. 31, 2000; and $84 billion at Sept. 30, 2000.

Administration and custody fee revenue

Administration and custody fee revenue increased $38 million, or 25%, in the third quarter of 2001 compared with the third quarter of 2000, and increased $106 million, or 21%, in the first nine months of 2001, compared with the first nine months of 2000. These increases resulted from the December 2000 acquisition of the remaining 50% interest in Mellon Investor Services. Excluding the acquisition, administration and custody fee revenue decreased 5% compared to the third quarter of 2000, primarily due to lower securities lending revenue and lower mutual fund administration revenue. The results of Mellon Investor Services had been accounted for under the equity method of accounting prior to the acquisition, with the net results recorded as institutional trust and custody revenue. Following the acquisition, the gross fee revenue from this business is primarily included in institutional trust and custody revenue. Mellon Investor Services generated $49 million of gross fee revenue in the third quarter of 2001.

The market value of assets under administration or custody, shown in the table above, was $2,077 billion at Sept. 30, 2001, a decrease of $218 billion, or 10% unannualized, compared with $2,295 billion at June 30, 2001, and a decrease of $221 billion, or 10%, compared with $2,298 billion at Sept. 30, 2000, reflecting, in large part, the weakened equity market.

Mellon Reports Earnings
Oct. 16, 2001

Benefits consulting fees generated by Buck Consultants increased $4 million, or 6%, in the third quarter of 2001, compared with the third quarter of 2000. This increase primarily reflects new client project activity and revenue from existing clients.

The $4 million, or 34%, decrease in brokerage fees in the third quarter of 2001 compared to the third quarter of 2000 resulted from lower trading volumes in the volatile equities markets. Dreyfus Brokerage Services, Inc. averaged approximately 5,300 trades per day in the third quarter of 2001, compared with approximately 11,000 trades per day in the third quarter of 2000.

Cash management revenue increased $9 million, or 19%, in the third quarter of 2001, compared with the prior-year period. The increase primarily resulted from higher volumes of cash management business, particularly in electronic and lockbox services. Cash management revenue does not include revenue from customers holding compensating balances on deposits in lieu of paying cash fees. The earnings on the compensating balances are recognized in net interest revenue.

Foreign currency and securities trading revenue decreased $3 million, or 8%, to $39 million in the third quarter of 2001, compared with the prior-year period, primarily due in part to lower securities trading revenue.

Financing-related and equity investment revenue totaled $20 million in the third quarter of 2001, compared with $57 million of revenue in the third quarter of 2000. Financing-related revenue, which primarily includes loan commitment fees; letters of credit and acceptance fees; gains or losses on loan sales; and gains or losses on lease residuals, increased $3 million in the third quarter of 2001 compared with the third quarter of 2000. Equity investment revenue, which includes realized and unrealized gains and losses on venture capital and non-venture capital investments, decreased $40 million in the third quarter of 2001, compared with the third quarter of 2000, primarily due to additional charges for fair value adjustments of investments in the venture capital portfolio. A net charge of $28 million pre-tax, $18 million after-tax, or $.04 per share, for the venture capital portfolio was recorded in the third quarter of 2001, compared with net gains of $8 million pre-tax, $5 million after-tax, or $.01 per share in the third quarter of 2000. The Corporation recorded a $140 million pre-tax, $91 million after-tax, or $.19 per share, charge for fair value adjustments in the second quarter of 2001.

Fee revenue for the first nine months of 2001 totaled $2.145 billion, a $25 million decrease compared with the first nine months of 2000. Fee revenue in the first nine months of 2001 was positively impacted by the December 2000 acquisition of the remaining 50% interest in Mellon Investor Services and the July 2001 acquisition of Standish Mellon, offset by the previously-disclosed May 2000 expiration of a long-term mutual fund administration contract with a third party, and the second quarter 2001 fair value adjustment of venture capital investments. Excluding these factors, fee revenue for the first nine months of 2001 decreased 1% compared with the first nine months of 2000, due to lower equity investment revenue, offset in part by higher trust and investment and cash management revenue.

Mellon Reports Earnings
Oct. 16, 2001

Net Interest Revenue

	Quarter ended		Nine months ended

	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
(dollar amounts in millions)	2001	2000	2001	2000

Net interest revenue (FTE)	$151	$147	$437	$428
Net interest margin (FTE)	2.36%	2.93%	2.51%	2.82%

Average money market investments	$4,296	$2,005	$3,114	$1,976
Average trading account securities	$345	$322	$363	$262
Average securities	$10,888	$6,166	$9,378	$6,148
Average loans	$10,026	$11,252	$10,461	$11,685

Average interest-earning assets	$25,555	$19,745	$23,316	$20,071

Net interest revenue on a fully taxable equivalent basis increased $4 million in the third quarter of 2001 compared with the third quarter of 2000, on a higher level of interest-earning assets, while the net interest margin of 2.36% was 57 basis points lower than in the prior-year period, reflecting a lower yielding asset mix. Average interest-earning assets increased $5.8 billion, as a $4.7 billion increase in average securities and a $2.3 billion increase in average money market investments were partially offset by a $1.2 billion decrease in average loans.

Net interest revenue on a fully taxable equivalent basis increased $9 million, or 2%, in the first nine months of 2001 compared with the prior-year period. This increase primarily resulted from the same factors that impacted the quarterly comparisons.

Operating Expense

	Quarter ended		Nine months ended

(dollar amounts in millions)	Sept. 30, 2001	Sept. 30, 2000	Sept. 30, 2001	Sept. 30, 2000

Staff expense	$364	$338	$1,101	$1,002
Professional, legal and other purchased services	78	69	228	192
Net occupancy expense	54	45	159	135
Equipment expense	40	32	113	97
Amortization of goodwill	20	18	59	55
Amortization of other intangible assets	2	2	5	5
Other expense	54	57	176	193

Total operating expense	$612	$561	$1,841	$1,679

Efficiency ratio (a)	68%	65%	67%	64%
Efficiency ratio excluding amortization of goodwill	66%	62%	65%	62%

(a)	Operating expense as a percentage of fee and net interest revenue, computed on a taxable equivalent basis, excluding the second quarter 2001 fair value adjustment of venture capital investments, and the gains on the sales of securities.

The higher levels of operating expense in 2001 compared with the comparable periods in 2000 were due to acquisitions. Excluding the effect of acquisitions, operating expense was essentially flat compared with the prior-year periods.

Mellon Reports Earnings
Oct. 16, 2001

	3rd Qtr. 2001	Nine mo. 2001
	over	over
Operating expense growth	3rd Qtr. 2000	Nine mo. 2000

Operating expense growth (a)	–%	1%

(a)		Excludes the effect of acquisitions.

Income Taxes

The Corporation’s effective tax rate on income from continuing operations for the first nine months of 2001 was 35.5% compared with 36.3% for the first nine months of 2000. It is currently anticipated that the effective tax rate will be approximately the same for the remainder of 2001.

Provision for Credit Losses, Reserve for Credit Losses and Review of Net Credit Losses

	Quarter ended		Nine months ended

(dollar amounts in millions)	Sept. 30, 2001	Sept. 30, 2000	Sept. 30, 2001	Sept. 30, 2000

Provision for credit losses	$5	$(8)	$(9)	$4

Net credit (losses) recoveries:
Commercial real estate	$—	$—	$—	$5
Commercial and financial	(21)	(3)	(42)	(16)
Consumer credit	—	(1)	—	(1)

Total net credit losses	$(21)	$(4)	$(42)	$(12)

Annualized net credit losses to average loans	.85%	.13%	.55%	.14%

Reserve for credit losses at end of period	$221	$280
Reserve as a percentage of total loans	2.16%	2.47%
Reserve as a percentage of nonperforming loans	180%	214%

Net credit losses totaled $21 million in the third quarter of 2001 and primarily resulted from credit losses on loans that were on nonperforming status, which were sold in the third quarter of 2001. An impairment reserve, which approximated the amount of the credit losses, had been previously assigned to these loans. The reserve for credit losses as a percentage of loans was 2.16% at Sept. 30, 2001, compared with 2.47% at Sept. 30, 2000.

Mellon Reports Earnings
Oct. 16, 2001

Nonperforming Assets

(dollar amounts in millions)	Sept. 30, 2001	June 30, 2001	Dec. 31, 2000	Sept. 30, 2000

Nonperforming loans:
Commercial and financial	$121	$121	$159	$121
Consumer credit	1	2	5	7
Commercial real estate	1	1	1	3

Total nonperforming loans	123	124	165	131
Real estate acquired	2	3	7	4
Other assets acquired	1	1	—	—

Total acquired property	3	4	7	4

Total nonperforming assets	$126	$128	$172	$135

Nonperforming loans as a percentage of total loans	1.20%	1.24%	1.51%	1.16%
Nonperforming assets as a percentage of total loans
and net acquired property	1.23%	1.28%	1.58%	1.19%
Nonperforming assets as a percentage of Tier I capital
plus the reserve for credit losses	4.67%	4.23%	4.95%	3.89%

Nonperforming assets decreased $2 million, compared with June 30, 2001, $46 million compared with Dec. 31, 2000, and $9 million, compared with Sept. 30, 2000. The decreases resulted from the sale of nonperforming loans and principal repayments offset in part by the addition of new credits to nonperforming status. Approximately one-third of the $126 million balance of total nonperforming assets at Sept. 30, 2001, resulted from $41 million of outstandings to a California-based electric and natural gas utility company that voluntarily filed for Chapter 11 bankruptcy protection in the second quarter of 2001 as the result of its inability, due to rules governing the industry’s deregulation, to increase rates to levels needed to cover higher costs for power. The borrower expects that a proposed reorganization plan will become effective during the fourth quarter of 2002.

Mellon Reports Earnings
Oct. 16, 2001

Selected Capital Data

(dollar amounts in millions, except per share amounts; common shares in thousands)	Sept. 30, 2001		Dec. 31, 2000	Sept. 30, 2000

Total shareholders’ equity	$3,560		$4,152	$4,032
Total shareholders’ equity to assets ratio	9.55%		11.92%	13.43%

Tangible shareholders’ equity (a)	$2,159		$2,967	$2,870
Tangible shareholders’ equity to assets ratio (b)	6.02%		8.84%	9.97%

Tier I capital ratio (c)	6.4	% (d)	7.23%	7.21%
Total (Tier I plus Tier II) capital ratio (c)	10.5	% (d)	11.74%	11.72%
Leverage capital ratio (c)	5.7	% (d)	7.11%	7.18%

Book value per common share	$7.61		$8.53	$8.26
Tangible book value per common share	$4.61		$6.10	$5.88

Closing common stock price	$32.33		$49.19	$46.38
Market capitalization	$15,125		$23,941	$22,631
Common shares outstanding	467,834		486,739	487,990

(a)	Includes $47 million, $89 million and $81 million, respectively, of minority interest, primarily related to Newton. In addition, includes $ 291 million, $191 million and $169 million, respectively, of tax benefits related to tax deductible goodwill and intangible assets.
(b)	Shareholders’ equity plus minority interest and less goodwill and intangible assets divided by total assets less goodwill and intangible assets. The amount of goodwill and intangible assets subtracted from shareholders’ equity and total assets is net of the tax benefit.
(c)	Includes discontinued operations
(d)	Estimated.

The Corporation’s equity to assets capital ratios compared with Dec. 31, 2000, reflect the effect of common stock repurchases and a higher level of assets, primarily due to a higher level of money market investments and securities. The decrease in the Corporation’s risk-based capital ratios compared with Dec. 31, 2000, reflect the effect of common stock repurchases partially offset by a lower level of risk-weighted assets. The risk-based capital ratios include discontinued operations.

During the third quarter of 2001, approximately 3.4 million shares of common stock were repurchased, bringing year-to-date repurchases to approximately 23.4 million shares at a purchase price of $1.045 billion for an average share price of $44.64 per share. Common shares outstanding at Sept. 30, 2001, were 10.7% lower than at Dec. 31, 1998, reflecting a 56.0 million share reduction, net of shares reissued, primarily for employee benefit plan purposes. This reduction was due to stock repurchases totaling approximately $2.8 billion, at an average share price of $38.12 per share. In addition, during the third quarter of 2001 the Corporation entered into forward stock repurchase contracts for 9.8 million shares of its common stock totaling $342 million, at an average share price of $34.76 per share. These contracts will settle, and the Corporation will acquire the shares, no later than Jan. 2002. At Sept. 30, 2001, after considering the shares repurchased and those committed to be repurchased, an additional 10.4 million common shares were available for repurchase under the current share repurchase program authorized by the board of directors in May 2001. During the third quarter of 2001, the board of directors also authorized the repurchase of the number of common shares that will be issued in connection with the acquisition of Eagle Investment Systems, expected to close in the fourth quarter of 2001.

Mellon Reports Earnings
Oct. 16, 2001

Impact of New Accounting Standards

In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards (FAS) No. 141, “Business Combinations” and FAS No. 142, “Goodwill and Other Intangible Assets.” These standards, among other things, eliminated the pooling of interests method of accounting and require that goodwill no longer be amortized, but goodwill is subject to impairment testing. The effective date for the elimination of the pooling of interest method was July 1, 2001. For acquisitions completed prior to July 1, 2001, existing goodwill is being amortized through the end of 2001 after which amortization will cease. For acquisitions completed after June 30, 2001, including the Standish Mellon acquisition, the goodwill is not being amortized. Results excluding the impact of goodwill amortization are shown in the table below.

Pro forma financial results - excluding the amortization of goodwill

	Quarter ended		Nine months ended

(dollar amounts in millions, except per share amounts; ratios annualized)	Sept. 30, 2001	Sept. 30, 2000	Sept. 30, 2001 (a)	Sept. 30, 2000

Operating results - income from continuing operations	$178	$195	$570	$580
Plus after-tax impact of amortization of goodwill
from purchase acquisitions:
Goodwill	17	17	51	48
Other (b)	2	1	4	4

Pro forma income from continuing operations	$197	$213	$625	$632
Pro forma earnings per share - diluted	$.42	$.43	$1.30	$1.27
Pro forma return on common equity	22.7%	21.8%	22.4%	21.9%
Pro forma return on assets	2.23%	2.77%	2.56%	2.73%

(a)	Results from continuing operations for the first nine months of 2001 exclude a $91 million after-tax charge for the fair value adjustment of investments in the ventures capital portfolio, which was recorded in the second quarter of 2001.

(b)	Primarily relates to the goodwill on investments in joint ventures.

Mellon Reports Earnings
Oct. 16, 2001

SUMMARY DATA
Mellon Financial Corporation

(dollar amounts in millions, except per share amounts; common shares in thousands)	Quarter ended Sept. 30,		Nine months ended Sept. 30,
	2001	2000	2001	2000

Selected key data

Continuing operations (a):
Diluted earnings per share	$.38	$.40	$1.00	$1.17
Income from continuing operations	$178	$195	$479	$580
Return on equity	20.6%	20.0%	17.2%	20.1%
Return on assets	2.02%	2.55%	1.96%	2.50%

Net income (a):
Diluted earnings per share	$.40	$.51	$1.06	$1.51
Net income	$192	$252	$511	$752
Return on equity	22.2%	25.8%	18.4%	26.0%
Return on assets	1.68%	2.18%	1.47%	2.15%

Operating results—continuing operations (b):
Diluted earnings per share	$.38	$.40	$1.19	$1.17
Income from continuing operations	$178	$195	$570	$580
Return on equity	20.6%	20.0%	20.5%	20.1%
Return on assets	2.02%	2.55%	2.33%	2.50%
Operating results—continuing operations excluding
goodwill amortization (b):
Diluted earnings per share	$.42	$.43	$1.30	$1.27
Income from continuing operations	$197	$213	$625	$632
Return on equity	22.7%	21.8%	22.4%	21.9%
Return on assets	2.23%	2.77%	2.56%	2.73%

Fee revenue as a percentage of net interest and fee revenue (FTE)	83%	83%	84% (c)	84%
Trust and investment fee revenue as a percentage of net interest and fee revenue (FTE)	68%	64%	67% (c)	64%
Efficiency ratio excluding amortization of goodwill	66%	62%	65% (c)	62%

Average common shares and equivalents outstanding:
Basic	468,579	488,188	475,232	491,458
Diluted	473,076	495,332	480,892	497,439

- continued -

Mellon Reports Earnings
Oct. 16, 2001

SUMMARY DATA
Mellon Financial Corporation
(continued)

	Quarter ended		Nine months ended
	Sept. 30,		Sept. 30,

(dollar amounts in millions)	2001	2000	2001	2000

Average balances

Money market investments	$4,296	$2,005	$3,114	$1,976
Trading account securities	345	322	363	262
Securities	10,888	6,166	9,378	6,148

Total money market investments and securities	15,529	8,493	12,855	8,386
Loans	10,026	11,252	10,461	11,685

Total interest-earning assets	25,555	19,745	23,316	20,071
Total assets	35,005	30,546	32,672	30,983
Deposits	18,101	17,076	18,278	17,059
Total shareholders’ equity	3,444	3,893	3,722	3,863

(a)	Computed in accordance with generally accepted accounting principles.
(b)	Operating results for the first nine months of 2001 exclude a $91 million after-tax charge for the fair value adjustment of investments in the venture capital portfolio, which was recorded in the second quarter of 2001.
(c)	Ratios for the first nine months of 2001 exclude the $140 million pre-tax venture capital fair value adjustment.

Note:	All calculations are based on unrounded numbers. FTE denotes presentation on a fully taxable equivalent basis. Returns are annualized.

Mellon Reports Earnings
Oct. 16, 2001

CONDENSED CONSOLIDATED INCOME STATEMENT
Mellon Financial Corporation

	Quarter ended Sept. 30,		Nine months ended Sept. 30,
(in millions, except per share amounts)	2001	2000	2001	2000

Net Interest revenue
Net interest revenue	$148	$144	$431	$424
Provision for credit losses	5	(8)	(9)	4

Net interest revenue after provision for credit losses	143	152	440	420

Noninterest revenue
Trust and investment fee revenue	610	553	1,838	1,679
Cash management revenue	62	53	176	150
Foreign currency and securities trading revenue	39	42	141	135
Financing-related revenue	40	37	117	104
Equity investment revenue	(20)	20	(157)	73
Other	10	7	30	29

Total fee and other revenue	741	712	2,145	2,170
Gains on sales of securities	—	—	—	—

Total noninterest revenue	741	712	2,145	2,170

Operating expense
Staff expense	364	338	1,101	1,002
Professional, legal and other purchased services	78	69	228	192
Net occupancy expense	54	45	159	135
Equipment expense	40	32	113	97
Amortization of goodwill	20	18	59	55
Amortization of other intangible assets	2	2	5	5
Other expense	54	57	176	193

Total operating expense	612	561	1,841	1,679

Income from continuing operations before income taxes	272	303	744	911
Provision for income taxes	94	108	265	331

Income from continuing operations	178	195	479	580
Discontinued operations:
Income from operations after tax	14	57	133	172
Loss on disposal after tax	—	—	(101)	—

Income from discontinued operations (net of applicable tax expense of $10, $35, $46 and $100)	14	57	32	172

Net income	$192	$252	$511	$752

Earnings per common share
Continuing operations
Basic	$.38	$.40	$1.01	$1.18
Diluted	$.38	$.40	$1.00	$1.17
Net income
Basic	$.41	$.52	$1.08	$1.53
Diluted	$.40	$.51	$1.06	$1.51

Mellon Reports Earnings
Oct. 16, 2001

CONDENSED CONSOLIDATED BALANCE SHEET
Mellon Financial Corporation

(dollar amounts in millions)	Sept. 30, 2001	Dec. 31, 2000	Sept. 30, 2000

Assets
Cash and due from banks	$3,456	$3,234	$2,624
Money market investments	5,577	3,909	1,208
Trading account securities	224	276	371
Securities available for sale	9,949	7,910	5,323
Investment securities (approximate fair value of $860, $1,027 and $1,058)	838	1,022	1,063
Loans	10,213	10,884	11,331
Reserve for credit losses	(221)	(273)	(280)

Net loans	9,992	10,611	11,051
Premises and equipment	640	581	466
Goodwill	1,692	1,441	1,387
Other intangibles	47	24	25
Net assets of discontinued operations	—	1,150	1,879
Other assets	4,882	4,687	4,630

Total assets	$37,297	$34,845	$30,027

Liabilities
Deposits	$19,248	21,940	$16,771
Short-term borrowings	2,102	2,024	2,279
Other liabilities	2,677	2,217	2,423
Notes and debentures (with original maturities over one year)	3,767	3,520	3,531
Trust-preferred securities	1,015	992	991
Net liabilities of discontinued operations	4,928	—	—

Total liabilities	33,737	30,693	25,995

Shareholders’ equity
Common stock—$.50 par value Authorized—800,000,000 shares Issued— 588,661,920 shares	294	294	294
Additional paid-in capital	1,863	1,837	1,821
Retained earnings	4,355	4,270	4,155
Accumulated unrealized gain (loss), net of tax	103	(38)	(87)
Treasury stock of 120,828,054; 101,922,986, and 100,671,971 shares at cost	(3,055)	(2,211)	(2,151)

Total shareholders’ equity	3,560	4,152	4,032

Total liabilities and shareholders’ equity	$37,297	$34,845	$30,027